Exhibit 10.38

March 2, 2012
Michael Bergeron

Dear Michael,
It is my distinct pleasure to confirm to you our offer to join Dolby Laboratories. Inc. (“Dolby”) as Senior Vice President, Worldwide Sales & Field Operations, reporting to Ramzi Haidamus, EVP, Sales and Marketing, in the Sales & Marketing Division. Your annualized starting base salary will be $350,000, payable bi-weekly (in accordance with our 9/80 work schedule) and subject to applicable tax withholdings. We will assume your date of hire to be Monday April 2, 2012. Please contact us as soon as possible if you would like to adjust your start date.
We will recommend to a committee of Dolby’s Board of Directors that they grant you a one-time new hire stock option and restricted stock unit (RSU) award under the Dolby Laboratories, Inc. 2005 Stock Plan (the “Plan”). The option to purchase 90,225 shares of Dolby’s Class A common stock and a grant of 20,950 restricted stock units will be presented for their consideration on the I 5th day of the month (or the next business day, if the 1 5th day falls on a weekend or holiday) following the month of your date of hire. If approved, your options will have an exercise price equal to the fair market value of the Class A common stock as of the close of the markets on the date of the award. Options and RSUs may be awarded only by the Board or a committee of the Board and are subject to the standard terms and conditions of the Plan and the execution of the award agreement.
You are eligible to participate in the Dolby Annual Incentive Plan (“DAIP”) for the fiscal year ending September 2012. You are eligible to receive a DAIP target award of sixty five percent (65%) of your annual base salary at the end of the fiscal year (prorated for this fiscal year). This target award is based on the successful completion of company performance objectives and your individual performance. Subject to your continued employment with Dolby, your first incentive target payout (if any) of the DAIP would be in December 2012 for the fiscal year ended September 2012, prorated to your date of hire.
Performance and Development Evaluations are completed annually by December. You will first be eligible for a merit increase in January 2013 after your focal review.
This offer also includes a sign-on bonus of $50,000, payable with your first paycheck from Dolby and a second sign-on bonus of $25,000 after one year of service. All of the above-aforementioned monies will he repayable to Dolby should you voluntarily end your employment within twelve (12) months from your hire date. Also, please be advised that some or all of the monies, including your sign-on bonus, will be subject to federal and state taxation. For specific tax information, please refer to the IRS website or contact your tax advisor.

Dolby Laboratories, Inc.
Dolby Laboratories Licensing Corporation
100 Potrero Avenue
San Francisco, CA 94103-4813 USA
T 415-558-0200
F 415-863-1373
dolby.com

As a full-time employee of Dolby, you will be eligible to participate in our comprehensive benefits package. As part of your benefits package, you will initially accrue Personal Time Off (PTO) at a rate of 4.62 hours per full pay period (120 hours per year). Additionally, you will receive 40 hours per year, up to a maximum of 120 hours, in a Reserve Illness Account (RIA) on January 1st (a pro-rated number of hours will be added for calendar 2012 upon hire). You will also be eligible for Dolby’s designated paid holidays.
You will be eligible to enroll in Dolby’s health plan(s) on the first day of your employment. In addition to Dolby’s health plan(s) benefits, you will also be eligible to participate in our 40 1(k) Plan (the “Dolby Laboratories, Inc. Retirement Plan”) as soon as administratively feasible following your date of hire. Enclosed with this letter is our general benefits information packet but more specific plan information will be reviewed with you during the orientation on your first day of employment.
The employment relationship between you and Dolby is one of employment “at-will” with either pally having the right to terminate the relationship at any time, with or without cause. Our employment at-will relationship can only be modified by a written agreement signed by Dolby’s President.
By signing this offer of employment as set forth below you acknowledge that this offer of employment is contingent upon completion of the FOUR factors noted below prior to your first day of employment. The documents noted in factors #1 & #2 will be sent to you electronically via Red Carpet, our on-boarding tool.

1.	That you execute a Confidential Information and Invention Assignment Agreement upon acceptance of our offer of employment.

2.	That you sign the Acknowledgement of Receipt Form to acknowledge that you have received and read the following:

a.	Dolby Laboratories, Inc. Code of Business Conduct and Ethics (the “Code”);

b.	Dolby Laboratories, Inc. Insider Trading Compliance Program (the “Insider Trading Policy”);

c.	Dolby Laboratories. Inc. Foreign Corrupt Practices Act Compliance Policy (the FCPA Policy ); and

d.	Dolby Laboratories, Inc. Policy Regarding Reporting of Financial and Accounting Concerns (the “Policy Regarding Reporting of Financial and Accounting Concerns”

3.
On your first day of employment, you produce documentation that verifies your eligibility to be legally employed in the United States. This documentation generally consists of any combination of documents listed on the enclosed Employment Eligibility Verification (I-9) Form. This documentation must be presented to us on your first working day. As needed, Dolby will sponsor non-immigrant visas for you and your dependents to the extent of your eligibility.

4.	That a background check is completed to our satisfaction.

Dolby Laboratories, Inc.
Dolby Laboratories Licensing Corporation
100 Potrero Avenue
San Francisco, CA 94103-4813 USA
T 415-558-0200
F 415-863-1373
dolby.com

This offer of employment supersedes all prior offers, both verbal and written and is the complete understanding of our offer of employment to you. To acknowledge your acceptance, please sign below and scan and email the document in its entirety to my attention at adahl@dolby.com no later than 5 p.m. (PST) on Monday, March 5, 2012. In addition, please bring this original, signed letter to your first day’s orientation
We feel that you can make a significant contribution to the growth and future of Dolby and we look forward to welcoming you to our team!
Sincerely,

/s/ Andrew Dahlkemper
Andrew Dahlkemper
SVP, Human Resources
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I have read, understand, and accept the offer of employment as stated above:

Michael Bergeron                    5-2-2012
Michael Bergeron                    Date